Exhibit 99.1

Contacts:
Medivation, Inc.	WCG	Astellas
Patrick Machado, Chief Business Officer	Nicole Foderaro	Jenny Keeney
(415) 829-4101	(415) 946-1058	847-317-5405

MEDIVATION AND ASTELLAS ANNOUNCE INITIATION OF A SECOND PHASE 3 CLINICAL

TRIAL OF MDV3100 IN ADVANCED PROSTATE CANCER

— Trial Marks Expanded Phase 3 Development of MDV3100 into Earlier-Stage Disease —

SAN FRANCISCO AND TOKYO, September 29, 2010 – Medivation, Inc. (NASDAQ: MDVN) and Astellas Pharma Inc. today announced treatment of the first patient in a second Phase 3 clinical trial of the investigational drug MDV3100, which expands the Phase 3 development of the novel, triple-acting oral androgen receptor antagonist into an earlier-stage patient population. Known as PREVAIL, the trial will evaluate MDV3100 in men with advanced prostate cancer who have not yet received chemotherapy. Initiation of the PREVAIL trial triggers a milestone payment to Medivation under its collaboration agreement with Astellas.

“Because patients with both early and advanced prostate cancer are in need of new treatment options, our goal is to develop MDV3100 for the broadest possible spectrum of disease states,” said David Hung, MD, president and chief executive officer of Medivation. “The initiation of the PREVAIL trial marks our expansion of Phase 3 development of MDV3100 into men with advanced prostate cancer who have not yet received chemotherapy. The PREVAIL trial complements our ongoing Phase 3 AFFIRM trial, which is studying men with advanced prostate cancer who have previously failed chemotherapy. We remain on track to complete enrollment in the AFFIRM trial by the end of this year.”

“We are pleased to expand the MDV3100 program to evaluate the potential benefit of this promising developmental drug candidate given its unique mechanism and differentiating attributes,” said Steve Ryder, MD, president, Astellas Pharma Global Development. “We believe that MDV3100 has the potential to establish a new treatment approach for prostate cancer and we look forward to initiating further trials evaluating this exciting new agent.”

The randomized, double-blind, placebo-controlled, multi-national Phase 3 PREVAIL trial is expected to enroll approximately 1,700 patients at sites in the United States, Canada, Europe, Australia and Israel. PREVAIL will enroll patients with metastatic prostate cancer who are progressing despite treatment with androgen deprivation therapy. The co-primary endpoints of the trial are overall survival and progression-free survival; secondary endpoints include time to first skeletal-related event and time to initiation of cytotoxic chemotherapy. The trial will evaluate MDV3100 at a dose of 160 mg taken orally once daily plus standard of care versus placebo plus standard of care. Information about patient eligibility and enrollment can be obtained by calling the PREVAIL study hotline toll-free at 1-888-243-4363.

Ongoing MDV3100 Clinical Trials

The Phase 3 AFFIRM trial of MDV3100 in advanced prostate cancer patients who have previously failed chemotherapy is ongoing, and remains on track to complete enrollment by the end of 2010. This randomized, double-blind, placebo-controlled trial is evaluating 160 mg/day of MDV3100 plus standard of care versus placebo plus standard of care and its primary endpoint is overall survival. Secondary endpoints include progression-free survival, safety and tolerability. The AFFIRM study is being conducted at sites in the United States, Canada, Europe, Australia, South America and South Africa.

In addition, the Phase 1-2 trial of MDV3100, which enrolled 140 patients in 2007 and 2008, is still ongoing. Eighteen of the patients enrolled remain on study. The open-label Phase 1-2 trial is evaluating MDV3100 in advanced prostate cancer patients, approximately equally split between men who had previously failed chemotherapy and men who had not yet taken chemotherapy. Positive results from the Phase 1-2 trial were published in 2010 in The Lancet.

About the Medivation/Astellas Collaboration

In October 2009, Medivation and Astellas entered into a global agreement to jointly develop and commercialize MDV3100. The companies are collaborating on a comprehensive development program that includes studies to develop MDV3100 for both early-stage and advanced prostate cancer. Subject to receipt of regulatory approval, the companies will jointly commercialize MDV3100 in the U.S. and Astellas will have responsibility for commercializing MDV3100 outside the U.S. Medivation received a $110 million up-front payment upon entering into the collaboration agreement, and is eligible to receive up to $335 million in development milestone payments (including a milestone payment triggered by initiation of the PREVAIL trial), up to $320 million in commercial milestone payments, 50% of profits on sales in the U.S., and tiered, double-digit royalties on sales outside the U.S.

About MDV3100

MDV3100 is an investigational therapy in clinical development for advanced prostate cancer. The novel, triple-acting, oral androgen receptor antagonist has been shown in preclinical studies to provide more compIete suppression of the androgen receptor pathway than bicalutamide, the most commonly used anti-androgen. MDV3100 slows growth and induces cell death in bicalutamide-resistant cancers via three complementary actions - MDV3100 blocks testosterone binding to the androgen receptor, impedes movement of the androgen receptor to the nucleus of prostate cancer cells (nuclear translocation), and inhibits binding to DNA. Preclinical data published in Science in April 2009 indicated that MDV3100 is superior to bicalutamide in each of these three actions.

About Prostate Cancer

Prostate cancer is the second most common non-skin cancer among men in the world and it is the sixth leading cause of cancer death among men worldwide. Patients whose prostate tumors have stopped responding to, or are growing despite the use of, active hormone treatment strategies are considered to have advanced prostate cancer. These patients have a poor prognosis and few treatment options.

About Medivation

Medivation, Inc. is a biopharmaceutical company focused on the rapid development of novel small molecule drugs to treat serious diseases for which there are limited treatment options. Medivation aims to transform the treatment of these diseases and offer hope to critically ill patients and their caregivers. Together with its corporate partners Pfizer and Astellas, Medivation currently has investigational drugs in Phase 3 development to treat mild-to-moderate Alzheimer’s disease, Huntington disease and advanced prostate cancer. For more information, please visit us at www.medivation.com.

About Astellas Pharma Inc.

Astellas Pharma Inc., located in Tokyo, Japan, is a pharmaceutical company dedicated to improving the health of people around the world through provision of innovative and reliable pharmaceuticals. Astellas has approximately 15,000 employees worldwide. The organization is committed to becoming a global category leader in Urology, Immunology & Infectious Diseases, Neuroscience, DM complications & Metabolic Diseases and Oncology. For more information on Astellas Pharma Inc., please visit our website at www.astellas.com.

This press release contains forward-looking statements, including statements regarding the continued clinical development of Medivation’s product candidates, the therapeutic and commercial potential of Medivation’s product candidates, and the continued effectiveness of, and continuing collaborative activities under, Medivation’s collaboration agreement with Astellas, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause Medivation’s actual results to differ significantly from those projected, including, without limitation, risks related to progress, timing and results of Medivation’s clinical trials, including the risk that adverse clinical trial results could alone or together with other factors result in the delay or discontinuation of some or all of Medivation’s product development activities, enrollment of patients in Medivation’s clinical trials, partnering of Medivation’s product candidates, including Medivation’s dependence on the efforts of and funding by Astellas for the development of MDV3100, the achievement of development, regulatory and commercial milestones under Medivation’s collaboration agreements, the manufacturing of Medivation’s product candidates, the adequacy of Medivation’s financial resources, unanticipated expenditures or liabilities, intellectual property matters, and other risks detailed in Medivation’s filings with the Securities and Exchange Commission, including its quarterly report on Form 10-Q for the quarter ended June 30, 2010, filed on August 9, 2010 with the SEC. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Medivation disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.

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